Exhibit 4.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

NEITHER THIS SECURITY NOR THE SECURITIES AS TO WHICH THIS SECURITY MAY BE EXERCISED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SERIES A COMMON STOCK PURCHASE WARRANT

BLOCKFUSION USA, INC.

Warrant Shares: 2,786,624
Date of Issuance: September 4, 2026 (“Issuance Date”)

This SERIES A COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, BLOCKFUSION USA, INC. (the “Company”) hereby certifies that CoreWeave, Inc. (or its designated Affiliate) (including any permitted and registered assigns, the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time during the Exercise Period to purchase from the Company 2,786,624 shares of Common Stock (the “Warrant Shares”) (whereby such number may be adjusted from time to time pursuant to the terms and conditions of this Warrant) at the Exercise Price per share then in effect, subject to the conditional and springing exercise provisions set forth in Section 15.

This Warrant is being issued by the Company, as the original issuer, in consideration of the Holder’s $30,000,000 contribution made in connection with that certain Lease Agreement, dated as of September 4, 2026, between North East Data, LLC and Holder. Reference is hereby made to that certain Business Combination Agreement, dated as of November 19, 2025 (the “Business Combination Agreement”), by and among Blue Acquisition Corp., Blockfusion Digital Infrastructure, Inc. (“Pubco”), Atlas I Merger Sub, Atlas Merger Sub, Inc. and the Company.

Capitalized terms used in this Warrant shall have the meanings set forth in the Business Combination Agreement unless otherwise defined in the body of this Warrant or in Section 16 below. For purposes of this Warrant, the term “Exercise Price” shall mean $7.6898, which Company represents and warrants to the Holder is the lowest effective price per share at which shares of Common Stock (or, on an as-converted, as-exchanged or as-adjusted basis giving effect to the Warrant Conversion Ratio, shares of Pubco Class A common stock) have been issued, or agreed or committed to be issued, in connection with the Business Combination Agreement and the transactions contemplated thereby (the “Business Combination”) as of the date hereof, subject to adjustment as provided herein, and the term “Exercise Period” shall mean the period commencing on the Springing Date (as defined below) and ending on 5:00 p.m. eastern standard time on the Expiration Date; provided that this Warrant shall not be exercisable during the pendency of the Business Combination, which restriction shall in all events terminate and expire no later than the Springing Date, and is subject to automatic cancellation at the closing of the Business Combination (the “BCA Closing”) as, and only as, provided in Section 15. The term “Springing Date” shall mean the earlier of (i) January 1, 2027 and (ii) the termination or abandonment of the Business Combination Agreement. For purposes hereof, the Business Combination Agreement shall be deemed “abandoned” upon the earlier of (x) the termination of the Business Combination Agreement in accordance with its terms and (y) the public announcement by the Company, Pubco or Blue Acquisition Corp. that the Business Combination will not be consummated. The term “Expiration Date” shall mean the seventh (7th) anniversary of the Springing Date.

1.	EXERCISE OF WARRANT.

(a)  Mechanics of Exercise. Subject to the terms and conditions hereof, and subject to the conditional and springing exercise provisions set forth in Section 15, the rights represented by this Warrant may be exercised in whole or in part at any time or times during the Exercise Period by delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. This Warrant is exercisable, at the election of the Holder in its sole discretion, either (i) by means of a cash exercise, in which case the Holder shall pay to the Company an aggregate exercise price equal to the Exercise Price as provided in this Section 1, or (ii) by means of a net (cashless) exercise (i.e., net settlement of shares) as provided in this Section 1. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. On or before the second Trading Day (the “Warrant Share Delivery Date”) following the date on which the Holder sends the Exercise Notice to the Company or the Company’s transfer agent (the Exercise Notice being the “Exercise Delivery Documents”), the Company shall (or direct its transfer agent to) issue and deliver by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise (or deliver such shares of Common Stock in electronic format if requested by the Holder). Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. The Holder may elect, in its sole discretion, by delivering written notice to the Company, to condition any exercise of this Warrant upon the consummation of a specified public offering, merger, sale of stock, tender or exchange offer or other transaction, in which case such exercise shall not be deemed effective, and no portion of the Aggregate Exercise Price (as defined below) shall be due, until immediately prior to the consummation of such transaction, and such exercise shall be deemed revoked, without prejudice to the Holder’s rights hereunder, if such transaction is not consummated. If this Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 8) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. For the avoidance of doubt, the Holder may exercise this Warrant by means of either a cash exercise or a cashless exercise, at the Holder’s option, during the Exercise Period.

If the Company fails to cause its transfer agent to issue to the Holder the respective shares of Common Stock by the respective Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise in the Holder’s sole discretion in addition to all other rights and remedies at law, under this Warrant, or otherwise.

In the event the Holder elects a cash exercise, the Holder shall pay to the Company an aggregate exercise price equal to the product of (x) the Exercise Price multiplied by (y) the number of Warrant Shares being purchased upon such exercise (the “Aggregate Exercise Price”), by wire transfer of immediately available funds to an account designated in writing by the Company, on or prior to the applicable Warrant Share Delivery Date.

If the Holder elects a cashless exercise of this Warrant, the Holder shall receive Warrant Shares pursuant to such cashless exercise, in lieu of a cash exercise, equal to the value of this Warrant determined in the manner described below (or of any portion thereof remaining unexercised) by delivery of an Exercise Notice, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X = Y (A-B)
A

Where:	X	=	the number of Warrant Shares to be issued to Holder.

Y	=	the number of Warrant Shares that the Holder elects to purchase under this Warrant (at the date of such calculation).

A	=	the Market Price (at the date of such calculation).

B	=	Exercise Price (as adjusted to the date of such calculation).

(b)  No Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Warrant Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then-current Market Price of a Warrant Share by such fraction.

(c)  Beneficial Ownership Filings. The Holder acknowledges it is solely responsible for any schedules required to be filed in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(d)  Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. This Section 1(d) shall apply only at such times as the Common Stock is listed or quoted for trading on a Principal Market. In addition to any other rights available to the Holder, if the Company fails to cause the Company’s transfer agent to transmit to the Holder the Warrant Shares in accordance with the provisions of this Warrant including but not limited to Section 1(a) above pursuant to an exercise on or before the respective Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder, within one (1) Business Day of Holder’s request, the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the Exercise Price, or (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder within one (1) Business Day of Holder’s request the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder; provided, that the Holder shall at all times use commercially reasonable efforts to mitigate any damages arising from a failure to deliver Warrant Shares by the Company, including by using commercially reasonable efforts to acquire the shares of Common Stock necessary to effect the Buy-In at the lowest price reasonably available to it. For example, if the Holder exercises this Warrant for Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate Exercise Price giving rise to such purchase obligation of $10,000, under clauses (x) and (y) of this Section 1(d), the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(e)  Charges, Taxes and Expenses. The issuance of this Warrant and of the Warrant Shares upon exercise hereof shall be made without charge to the Holder for any issue, stamp or transfer tax, transfer agent or registrar fee, or other incidental expense in respect of the issuance thereof, all of which taxes, fees and expenses shall be paid by the Company; provided that the Company shall not be required to pay any income tax to which the Holder may become subject in connection with a transfer of this Warrant. The Company shall be entitled to deduct and withhold from any amounts or Warrant Shares otherwise deliverable hereunder only such amounts as it is required to deduct and withhold under applicable law, and only if the Company has delivered to the Holder written notice of its intent to withhold, together with reasonable documentation of the basis therefor, at least ten (10) Business Days prior to the applicable payment or delivery, during which period the Company and the Holder shall cooperate in good faith to reduce or eliminate any such withholding, including by permitting the Holder to deliver a duly executed IRS Form W-9 or applicable IRS Form W-8. Any amounts so withheld and timely remitted to the applicable taxing authority shall be treated as having been delivered to the Holder.

(f)  Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in the Warrant, the Company shall not effect the exercise of any portion of the Warrant, and the Holder shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such exercise, the Holder (together with any other Person whose beneficial ownership of the applicable class would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the U.S. Securities and Exchange Commission thereunder, including any “group” of which the Holder is or may be deemed a member) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the number of shares of the applicable class outstanding immediately after giving effect to such exercise, determined in accordance with Rule 13d-3 under the Exchange Act. The Holder may increase or decrease the Maximum Percentage upon not less than sixty-one (61) days’ prior written notice to the Company. The determination of beneficial ownership for purposes of this Section 1(f) shall be made by the Holder, and the Company shall be entitled to rely, without independent inquiry or verification, on the Holder’s written certification thereof delivered in connection with any exercise; upon written request of the Holder, the Company shall promptly confirm the number of shares of the applicable class then outstanding.

2.  ADJUSTMENTS. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a)  Stock Dividends, Splits and Recapitalizations. Without limiting any provision of Section 3 or Section 4, if the Company, at any time on or after the Issuance Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall each be proportionately adjusted to reflect any dividend, subdivision, combination or other similar event affecting the number of outstanding Warrant Shares. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision, combination or recapitalization. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b)  Other Events. In the event that the Company (or any Subsidiary (as defined in the Business Combination Agreement)) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from actual dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(b) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

(c)  Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent, and the aggregate number of Warrant Shares issuable upon any exercise of this Warrant shall be rounded down to the nearest whole share. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Common Stock.

(d)  Voluntary Adjustment By Company. Subject to the rules and regulations of the Principal Market, the Company may at any time during the term of this Warrant, with the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(e)  Notice. In addition to all other notice(s) required under this Section 2, the Company shall also notify the Holder in writing, no later than the Trading Day following any adjustment to the Warrant under this Section 2, indicating therein the occurrence of such applicable Exercise Price and Warrant Share adjustment (such notice the “Adjustment Notice”). For purposes of clarification, regardless of whether (i) the Company provides an Adjustment Notice pursuant to this Section 2 or (ii) the Holder accurately refers to the number of Warrant Shares or Exercise Price in the Exercise Notice, the Holder is entitled to receive the adjustments to the number of Warrant Shares and Exercise Price at all times on and after the date of such adjustment event.

3.  RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above or Section 4(a) below, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

4.  PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)  Purchase Rights. In addition to any adjustments pursuant to Sections 2 or 3 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

(b)  Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements reasonably satisfactory to the Holder, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

(c)  Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant.

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Holder as of the Issuance Date as follows:

(a)  Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Warrant and to issue the Warrant Shares, and the execution, delivery and performance of this Warrant and the issuance of the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company. This Warrant constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)  Valid Issuance. The Warrant Shares, when issued and delivered upon exercise of this Warrant in accordance with its terms, will be duly authorized, validly issued, fully paid and non-assessable, and will be issued free and clear of all taxes, liens, charges and encumbrances and free of any preemptive rights, rights of first refusal or similar rights of any Person.

(c)  Capitalization. The Company has, and at all times while this Warrant remains outstanding will have, a sufficient number of authorized and unissued shares of Common Stock, free of preemptive rights and not otherwise reserved for issuance, to permit the exercise of this Warrant in full.

(d)  Non-Contravention. The execution and delivery of this Warrant and the issuance of the Warrant Shares do not and will not (i) conflict with or violate the Charter or the bylaws of the Company, (ii) conflict with, or constitute a default under, any agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of their respective assets is bound, or (iii) violate any applicable law or order, or any rule or requirement of the Principal Market.

(e)  No Required Consents. No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Warrant or the issuance of the Warrant Shares, other than filings required under applicable securities laws and the rules of the Principal Market.

6.  NON-CIRCUMVENTION. The Company covenants and agrees that it will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant, free and clear of all preemptive or similar rights and free and clear of all taxes, liens, claims, encumbrances and charges created by the Company in respect of the issuance thereof, (iii) shall, for so long as this Warrant is outstanding, have authorized and reserved, free and clear of preemptive or similar rights and free and clear of all taxes, liens, claims, charges and other encumbrances or restrictions on issuance, one (1) times the number of shares of Common Stock into which this Warrant is then exercisable to provide for the exercise of the rights represented by this Warrant (without regard to any limitations on exercise), (iv) shall take all action as may be necessary or advisable to ensure that the Warrant Shares may be validly and lawfully issued to the Holder upon exercise of this Warrant without violation of any applicable law or regulation or any requirement of any governmental authority, including obtaining or making any consent, approval, authorization, registration or filing required in connection therewith, for so long as the Common Stock is listed or quoted on any Principal Market, and (v) shall cause the Warrant Shares to be approved for listing thereon (and on each other securities exchange or quotation system on which the Common Stock is then listed or quoted) upon issuance, and shall prepare and file any supplemental listing application or similar notification required in connection therewith. In the event there are not sufficient available authorized shares to permit the full exercise of this Warrant, the Company shall promptly take all corporate action necessary to seek Stockholder Approval to increase its authorized shares.

7.  WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

8.  REISSUANCE.

(a)  Lost, Stolen or Mutilated Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company will, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

(b)  Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall be of like tenor with this Warrant, and shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

9.  TRANSFER. This Warrant shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Company hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior signed written consent of the Holder, which consent may be withheld at the sole discretion of the Holder (any such assignment or transfer shall be null and void if the Company does not obtain the prior signed written consent of the Holder). This Warrant or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, in whole or in part, without the need to obtain the Company’s consent thereto, and any such assignment may be executed using the form of Assignment of Warrant attached hereto as Exhibit B. Any transferee or assignee of this Warrant (or any portion hereof) shall take, and shall hold this Warrant, subject to the cancellation, reinstatement and reissuance mechanics set forth in Section 15, including the cancellation of this Warrant at the BCA Closing against issuance and delivery of the Pubco Warrant (as defined below), and by accepting such transfer or assignment such transferee or assignee shall be deemed to have agreed to be bound by Section 15; provided that nothing in this Section 9 shall otherwise limit the free assignability of this Warrant by the Holder without the Company’s consent. Promptly, and in any event within one (1) Trading Day, following delivery by the Holder of a request accompanied by (as applicable) evidence that the Warrant Shares have been sold pursuant to an effective registration statement or may be sold without restriction pursuant to Rule 144 under the Securities Act, the Company shall (and shall cause its transfer agent to) remove any restrictive legend from, and deliver unlegended certificates or unrestricted book-entry positions in respect of, such Warrant Shares, in each case without charge to the Holder and without requiring any legal opinion other than an opinion of counsel to the Company delivered at the Company’s sole expense.

10.  NOTICES. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to the Company:

Blockfusion USA, Inc.
447 Broadway, 2nd Floor, #538
New York, NY 10013
Attn: Robert Scott
Email: [***]

with a copy (which will not constitute notice) to:

Winston Taylor LLP
800 Capitol St., Suite 2400
Houston, Texas 77002-2925
Attn: Mike Blankenship
Email: mike.blankenship@winstontaylor.com

If to the Holder:

CoreWeave, Inc.
290 W Mt. Pleasant Ave., Suite 4100
Livingston, NJ 07039
Attn: General Counsel
Email: [***]

or, in the case of any successor or permitted assignee of the Holder, to such Person at its address set forth in the Company’s books and records (or at such other address as such Person may specify by notice given in accordance with this Section 10).

The Company shall provide the Holder with prompt written notice (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, the calculation of such adjustment and (ii) at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any stock or other securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock or other property, pro rata to the holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

11.  AMENDMENT AND WAIVER. The terms of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the signed written consent of the Company and the Holder.

12.  GOVERNING LAW AND VENUE. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company and Holder consent to and expressly agree that the exclusive venue for litigation of any claims arising under this Warrant shall be in the State of Delaware. For any litigation arising in connection with the Warrant, each party hereto hereby (i) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in the State of Delaware, (ii) expressly submits to the exclusive venue of any such court for the purposes hereof, (iii) agrees to not bring any such action (specifically including, without limitation, any action where Company seeks to obtain an injunction, temporary restraining order, or otherwise prohibit the Company’s transfer agent from issuing shares of Common Stock to Holder for any reason) outside of any state or federal court sitting in the State of Delaware, and (iv) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim, defense or objection to the bringing of any such proceeding in such jurisdiction or to any claim that such venue of the suit, action or proceeding is improper. Notwithstanding anything in the foregoing to the contrary, nothing herein (i) shall limit, or shall be deemed or construed to limit, the ability of the Holder to realize on any collateral or any other security, or to enforce a judgment or other court ruling in favor of the Holder, including through a legal action in any court of competent jurisdiction, or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 14 of this Warrant. The Company hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any objection to jurisdiction and venue of any action instituted hereunder, any claim that it is not personally subject to the jurisdiction of any such court, and any claim that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper (including but not limited to based upon forum non conveniens). EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The Company irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Warrant or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to Company at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute brought in connection with this Warrant or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. If any provision of this Warrant shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Warrant in that jurisdiction or the validity or enforceability of any provision of this Warrant in any other jurisdiction.

13.  ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14.  DISPUTE RESOLUTION.

(a)  Submission to Dispute Resolution.

(i)  Notwithstanding anything to the contrary in this Warrant, in the case of a dispute relating to the Exercise Price, the Market Price, or fair market value or the arithmetic calculation of the number of Warrant Shares (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing) (the “Warrant Calculations”), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two (2) Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Trading Days following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at its sole option, submit the dispute to an independent, reputable investment bank or independent, outside accountant selected by the Holder (the “Independent Third Party”), and the Company shall pay all expenses of such Independent Third Party.

(ii)  The Holder and the Company shall each deliver to such Independent Third Party (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 14(a) and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (eastern standard time) by the second (2nd) Business Day immediately following the date on which the Holder selected such Independent Third Party (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such Independent Third Party with respect to such dispute and such Independent Third Party shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such Independent Third Party prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such Independent Third Party, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such Independent Third Party in connection with such dispute, other than the Required Dispute Documentation.

(iii)  The Company and the Holder shall cause such Independent Third Party to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than five (5) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such Independent Third Party shall be borne solely by the Company, and such Independent Third Party’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)  Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 14 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under the Delaware Uniform Arbitration Act, 10 Del. C. ch. 57 (the “DUAA”), and that the Holder is authorized to apply for an order to compel arbitration pursuant to the DUAA in order to compel compliance with this Section 14, (ii) a dispute relating to the Warrant Calculations includes, without limitation, disputes as to (A) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 2 of this Warrant, (B) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (C) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale, and (D) whether an agreement, instrument, security or the like constitutes an Option or Convertible Security, and (iii) nothing in this Section 14 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 14).

15.  CONDITIONAL NATURE OF WARRANT; SPRINGING EXERCISE.

(a)  Conditional Company Warrant. This Warrant is a conditional, springing instrument issued as a deal-fail fallback in connection with the Business Combination Agreement. Notwithstanding anything to the contrary herein, this Warrant shall become exercisable as a standalone warrant to purchase shares of Common Stock if the Business Combination has not been consummated as of the Springing Date, in which case this Warrant shall become exercisable without the BCA-closing condition. For the avoidance of doubt, this Warrant shall become exercisable on and from the Springing Date whether or not the Business Combination Agreement has then been terminated or abandoned and whether or not the Business Combination then remains pending, and no restriction on exercise during the pendency of the Business Combination shall survive the Springing Date or operate to defeat, delay or condition the Holder’s right to exercise this Warrant on or after the Springing Date.

(b)  Automatic Cancellation upon Consummation. If the Business Combination is consummated, this Warrant shall be automatically cancelled at the BCA Closing, but only upon, and simultaneously with, the issuance and delivery to the Holder of a duly executed warrant of Pubco, in the form attached hereto as Exhibit C, exercisable for 2,870,813 shares of Pubco Class A common stock at $7.4643 (the “Pubco Warrant”), and upon such cancellation the Holder’s sole instrument shall be the Pubco Warrant. If this Warrant shall have been exercised in part prior to the BCA Closing, the number of shares of Pubco Class A common stock subject to the Pubco Warrant shall be reduced by an amount equal to the number of Warrant Shares issued upon such exercise multiplied by the Warrant Conversion Ratio (rounded down to the nearest whole share), and the number of shares and exercise price set forth above shall in all events be subject to adjustment as provided in the Pubco Warrant (including Section 2(e) thereof). The Company shall cause the Pubco Warrant to be duly executed and deposited into escrow, for release and delivery to the Holder at the BCA Closing, on or prior to the date hereof (or, if the form thereof is agreed later, promptly following such agreement). If for any reason the Pubco Warrant is not so issued and delivered to the Holder at the BCA Closing, then this Warrant shall be deemed never to have been cancelled, shall automatically be reinstated in full force and effect without any action by any Person, and shall become immediately exercisable in accordance with its terms (with the Springing Date deemed for such purpose to be the date of the BCA Closing). The cancellation of this Warrant against, and simultaneously with, the issuance and delivery of the Pubco Warrant at the BCA Closing is a defined, permitted event and shall not constitute an anti-dilution adjustment or an expiration trigger.

(c)  No Interim Exercise; No Duplication. This Warrant is not exercisable during the pendency of the Business Combination (prior to the BCA Closing); provided that such restriction shall terminate and expire, and shall cease to be of any force or effect, no later than the Springing Date, such that this Warrant shall be exercisable from and after the Springing Date notwithstanding that the Business Combination may then remain pending. In no event shall both this Warrant and the Pubco Warrant be exercisable.

16.  CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York generally are open for use by customers on such day.

(c)  “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended or restated from time to time.

(d)  “Common Stock” means the Series A Common Stock of the Company, and any other class of securities into which such securities may hereafter be reclassified or changed.

(e)  “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(f)  “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, Nasdaq Capital Market, or equivalent national securities exchange or the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

(g)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)  “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction; provided, however, that “Fundamental Transaction” shall not include the Business Combination or any other transaction contemplated by the Business Combination Agreement.

(i)  “Market Price” means (i) if the Common Stock is then listed or quoted on a Principal Market, the highest traded price of the Common Stock during the thirty (30) Trading Days prior to the date of the respective Exercise Notice, and (ii) if the Common Stock is not then listed or quoted on a Principal Market, the per-share fair market value of the Common Stock as of the date of the respective Exercise Notice, determined in good faith by the Company’s board of directors and notified to the Holder in writing within five (5) Business Days following the Company’s receipt of the Exercise Notice; provided that if the Holder disagrees with such determination, the Holder may refer the determination of such per-share fair market value to an independent, nationally recognized valuation firm or investment bank mutually agreed upon by the Holder and the Company, whose determination shall be final and binding upon the Company and the Holder absent manifest error and whose fees and expenses shall be borne solely by the Company, and any such referral shall be made and resolved in accordance with the procedures and timetable set forth in Section 14.

(j)  “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(k)  “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(l)  “Person” and “Persons” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

(m)  “Principal Market” means the principal securities exchange or trading market where such Common Stock is listed or quoted, including but not limited to any tier of the OTC Markets, including the OTC Expert Market, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets.

(n)  “Stockholder Approval” means the approval by the requisite number of the holders of the outstanding shares of stock of the Company entitled to vote thereon, in accordance with the Charter, of an amendment to the Charter (or other appropriate corporate action) to increase the number of authorized shares of Common Stock.

(o)  “Subject Entity” means any Person or group of Persons that is party to or involved in the applicable transaction.

(p)  “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(q)  “Trading Day” means any day on which the Common Stock is listed or quoted on its Principal Market, provided, however, that if the Common Stock is not then listed or quoted on any Principal Market, then any calendar day.

(r)  “Warrant Conversion Ratio” means the quotient obtained by dividing (a) the number of shares of Pubco Class A common stock for which the Pubco Warrant is initially exercisable by (b) the number of Warrant Shares for which this Warrant is initially exercisable.

* * * * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Issuance Date set forth above.

BLOCKFUSION USA, INC.

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer

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